Exhibit 19.1

STATEMENT OF POLICIES AND PROCEDURES

OF BEASLEY BROADCAST GROUP, INC.

GOVERNING MATERIAL, NON‑PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

This Statement consists of four sections:

Section I provides an overview; Section II sets forth Beasley Broadcast Group's and its subsidiaries’ policies prohibiting insider trading; Section III explains insider trading; and Section IV consists of various procedures which have been put in place by Beasley Broadcast Group to prevent insider trading.

I.
SUMMARY

Preventing insider trading is necessary to comply with securities law and to preserve the reputation and integrity of Beasley Broadcast Group (the "Company") as well as that of its subsidiaries and all persons affiliated with the Company and its subsidiaries. "Insider trading" occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, "inside information" is information which is considered to be both "material" and "non‑public." Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines, and criminal fines for individuals and entities. Insider trading is also prohibited by this Statement and could result in serious sanctions, including dismissal.

This Statement applies to all officers, directors, employees and consultants of the Company and extends to all activities within and outside an individual's duties at the Company. Every officer, director, employee and consultant must review this Statement. Questions regarding the Statement should be directed to the Chief Financial Officer, Lauren Coleman, at ir@bbgi.com.

II.
STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director, employee or consultant (or any of their spouses or family members living in the same household) shall purchase or sell any type of security while in possession of material, nonpublic information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), no officer or director shall purchase or sell any security of the Company except during the 30‑trading‑day periods that begin two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly. Except for the exercise of options that does not involve the sale of Company securities, no employee or consultant shall purchase or sell any security of the Company during the period beginning 15 calendar days before the end of a fiscal quarter and ending two full trading days after financial results for the

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quarter, or for the full year with respect to the fourth quarter, have been announced publicly. The announcement date of the quarterly results varies, but occurs normally toward the end of the month following the end of the fiscal quarter. In addition, certain persons may, at the discretion of the Chief Financial Officer, be prohibited from trading any securities of the Company even during the above mentioned permitted trading periods.

No officer, director, employee or consultant shall directly or indirectly tip material, non‑public information to anyone while in possession of such information. In addition, material, non‑public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need‑to‑know basis.

III.
EXPLANATION OF INSIDER TRADING

As noted above, "insider trading" refers to the purchase or sale of a security while in possession of "material," "non‑public" information relating to the security. "Securities" include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. "Purchase" and "sale" are defined broadly under the federal securities law. "Purchase" includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. "Sale" includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash‑for‑stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

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Trading by insiders while in possession of material, non‑public information;

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Trading by persons other than insiders while in possession of material, non‑public information when the information either was given in breach of an insider's fiduciary duty to keep it confidential or was misappropriated; or

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Communicating or tipping material, non‑public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.
What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of security, debt or equity.

Examples of material information include facts concerning a potential business acquisition, internal information about revenues, earnings or other aspects of financial performance which departs in any way from what the market would expect based upon prior

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disclosures, projections of future earnings or losses or other earnings guidance, important business developments, the acquisition or loss of a major customer, a major change in management, or an important transaction. We emphasize that this list is merely illustrative.

A good general rule of thumb: when in doubt, do not trade.

B.
What is Non‑Public?

Information is "non‑public" if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International or by public filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in the Company's stock starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in the Company's stock until Thursday. Please consult our Chief Financial Officer, Lauren Coleman, or our General Counsel, Chris Ornelas, if you are uncertain when trading may commence following an announcement.

C.
Who is an Insider?

"Insiders" include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non‑public information relating to the company's securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non‑public information about business activities and securities. Officers, directors, employees and consultants may not trade the Company's securities while in possession of material, non‑public information relating to the Company nor tip such information (or communicate such information except on a need‑to‑know basis) to others.

It should be noted that trading by members of an officer's, director's, employee's or consultant's household can be the responsibility of such officer, director, employee or consultant under certain circumstances and could give rise to legal and Company‑imposed sanctions.

D.
Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non‑public information to a third party ("tippee"). Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who

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trade on material, non‑public information tipped to them and individuals who trade on material, non‑public information which has been misappropriated.

Tippees inherit an insider's duties and are liable for trading on material, non‑public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee's liability for insider trading is no different from that of an insider. Tippees can obtain material, non‑public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.
Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non‑public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission ("SEC") and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

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SEC administrative sanctions;
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Securities industry self‑regulatory organization sanctions;
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Civil injunctions;
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Damage awards to private plaintiffs;
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Disgorgement of all profits;
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Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person);
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Criminal fines for individual violators and entities; and
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Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

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F.
Examples of Insider Trading

Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company's securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, employees or consultants who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation's stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation's stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend's profits and each is liable for all penalties of up to three times the amount of the friend's profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, including additional fines and 20 years in jail.

IV.
STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, employee or consultant is required to follow these procedures.

A.
Restricted Trading Period for all Officers and Directors

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, the following restrictions apply to transactions in Company securities.

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Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option that does involve the sale of Company securities), neither the Company nor any of its officers or directors may trade in any securities of the Company except during the 30‑trading‑day periods that begin two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly. The announcement date of the quarterly results varies, but occurs normally toward the end of the month following the end of the fiscal quarter. Also, please consult the "Insider Trading Reminders" attached hereto as "Attachment A."

B.
Restricted Trading Period for all Employees and Consultants Other Than Officers and Directors

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, the following restrictions apply to transactions in Company securities. Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option that does involve the sale of Company securities), no employee or consultant of the Company may trade in any securities of the Company beginning 15 calendar days before the end of a fiscal quarter and ending two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly. The announcement date of the quarterly results varies, but occurs normally toward the end of the month following the end of the fiscal quarter. Also, please consult the "Insider Trading Reminders" attached hereto as "Attachment A."'

C.
Event-Specific Restricted Trading Period

From time to time, an event may occur that is material to the Company and is known only by a few directors, officers or employees. So long as the event remains material and nonpublic, directors, officers, and such other persons as are designated by the Chief Financial Officer, Lauren Coleman, or the General Counsel, Chris Ornelas, may not trade in the Company's securities. The existence of an event-specific restricted trading period will not be announced, other than to those who are aware of the event giving rise to the restricted trading period. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific restricted trading period, the Chief Financial Officer will inform the requester of the existence of the restricted trading period, without disclosing the reason for the trading prohibition. Any person made aware of the existence of an event-specific restricted trading period should not disclose its existence to any other person. The failure of the Chief Financial Officer to designate a person as being subject to an event-specific restricted trading period will not relieve that person of the obligation not to trade while aware of material non-public information.

Directors and officers may also be subject to event-specific restricted trading periods pursuant to the SEC's Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

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D.
Information Relating to the Company

1. Access to Information

Access to material, non‑public information about the Company, including the Company's business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need‑to‑know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on an other than need to know basis.

In communicating material, non‑public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company's policies with regard to confidential information.

2. Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media (excluding trade media), about the Company should be directed to the Chief Financial Officer, Lauren Coleman, at ir@bbgi.com.

E.
Limitations on Access to the Company Information

The following procedures are designed to maintain confidentiality with respect to the Company's business operations and activities.

1. All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non‑public information by, among other things:

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Maintaining the confidentiality of Company‑related transactions;

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Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

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Restricting access to documents and files (including computer files) containing material, non‑public information to individuals on a need‑to‑know basis (including maintaining control over the distribution of documents and drafts of documents);

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Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

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Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

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•
Restricting access to areas likely to contain confidential documents or material, non‑public information; and

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Avoiding the discussion of material, non‑public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

2. Personnel involved with material, non‑public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

F.
Pre‑Clearance of All Trades by All Officers, Directors, General Managers and Corporate Personnel

Prior to directly or indirectly trading any security of the Company or any other company (including a stock plan transaction, gift, loan, pledge, hedge, contribution to a trust or any other transfer), every officer, director, general manager and corporate personnel is required to contact the Chief Financial Officer, Lauren Coleman, and make an initial determination whether the Company and/or such officer, director, general manager or corporate personnel is in possession of material, non‑public information relating to such security. In making this assessment, the explanations of "material" and "non‑public" information set forth above should be of assistance. If after consulting with the Chief Financial Officer, it is determined that the Company and/or such officer, director, general manager or corporate personnel is in possession of material, non‑public information, there may be no trading in such security.

G.
Avoidance of Certain Aggressive or Speculative Trading

We encourage interested employees to own our securities as a long‑term investment at levels consistent with their individual financial circumstances and risk‑bearing abilities (since ownership of any security involves risk). However, Company personnel (and their spouses and family members living in their household) may not trade in puts, calls or similar options on our stock or sell our stock "short." You may, of course, exercise any options granted to you by the Company. In addition, the Company personnel (and their spouses and family members living in their household) may not hold Company securities in margin accounts.

H.
A Caution About a Possible Inability to Sell

Although the Company encourages employees to own our securities as a long‑term investment, all personnel must recognize that trading in securities may be prohibited at a particular time because of the existence of material, non‑public information. Anyone purchasing our securities must consider the inherent risk that a sale of the securities could be prohibited at a time when he or she might desire to sell them. The next opportunity to sell might not occur until after an extended period, during which the marker price of the securities might decline.

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I.
Execution and Return of Certification of Compliance

After reading this policy statement all officers, directors, employees and consultants should execute and return to the Chief Financial Officer, Lauren Coleman, the Certification of Compliance form attached hereto as "Attachment B."

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Attachment A

INSIDER TRADING REMINDERS FOR EMPLOYEES,

OFFICERS AND DIRECTORS OF BEASLEY BROADCAST GROUP, INC.

Before engaging in any transaction in Beasley Broadcast Group, Inc. (the "Company") securities, please read the following:

Both the federal securities laws and the Company's policy prohibit transactions in the Company's securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to your spouse and family members living in your household.

Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least two full trading days before engaging in any transaction. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in the Company's stock starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in the Company's stock until Thursday. Please consult our Chief Financial Officer, Lauren Coleman, if you are uncertain when trading may commence following an announcement.

Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers or directors may trade in any securities of the Company except during the 30‑trading‑day periods that begin two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly. Additionally, except for the exercise of options that does not involve the sale of Company securities, no employee or consultant may trade in any securities of the Company beginning 15 calendar days before the end of the fiscal quarter and ending two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly. The announcement date of the quarterly results varies, but occurs normally toward the end of the month following the end of the fiscal quarter. In addition, certain persons may, at the discretion of the Chief Financial Officer, be prohibited from trading any securities of the Company even during the permitted trading periods. To ensure compliance with the Company's policy, all transactions by the Company or any of its officers, directors, general managers or corporate personnel must be precleared with the Chief Financial Officer, Lauren Coleman.

For further information and guidance, please refer to our Statement Governing the Prevention of Insider Trading and do not hesitate to contact Lauren Coleman at ir@bbgi.com.

Attachment B

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CERTIFICATION OF COMPLIANCE

TO: Lauren Coleman, Chief Financial Officer

FROM:

RE: STATEMENT OF POLICIES AND PROCEDURES OF BEASLEY BROADCAST GROUP, INC. AND ITS SUBSIDIARIES GOVERNING MATERIAL, NON‑PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (DATED: April, 2001)

I have received, reviewed, and understand the above‑referenced Statement of Policies and Procedures and hereby undertake, as a condition to my present and continued employment at a subsidiary of Beasley Broadcast Group, Inc., to comply fully with the policies and procedures contained therein.

SIGNATURE DATE

PRINTED NAME

TITLE

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INSIDER TRADING

POLICY SUMMARY

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SUMMARY STATEMENT OF POLICIES AND PROCEDURES

OF BEASLEY BROADCAST GROUP, INC. AND ITS SUBSIDIARIES

GOVERNING MATERIAL, NON‑PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

The following information is qualified in its entirety by the complete Statement of Policies and Procedures of Beasley Broadcast Group, Inc. Governing Material, Non‑Public Information and the Prevention of Insider Trading set forth in your employee handbook.

1. Confidential Information. Confidential information includes information that is internally generated by Beasley Broadcast Group, Inc. and its subsidiaries (the "Company") concerning the business of the Company. It may also include information obtained from sources outside the Company, including information about other companies or their securities. You should consider all information, from whatever source, to be confidential until it has been made available to the general public for at least two full trading days. Unauthorized disclosure of confidential information could cause competitive harm to the Company and result in liability for the Company and those persons disclosing the information.

a. Unauthorized Disclosure. Personnel should not discuss confidential information with anyone outside the Company. Any disclosure of confidential information not in accordance with these guidelines must be approved in advance by the Chief Financial Officer, Lauren Coleman, at ir@bbgi.com.

b. Inquiries From Third Parties. Inquiries from third parties, such as industry analysts or members of the media (excluding trade media), about the Company should be directed to the Chief Financial Officer, Lauren Coleman, at ir@bbgi.com.

c. Safeguarding Confidential Information. Care must be taken to safeguard confidential information. Accordingly, the following measures should be adhered to:

(i) The Company's employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential documents should be securely stored. Also, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, etc.) should be so conducted so as to prevent overhearing or other access by unauthorized persons.

(ii) Within the Company's offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

(iii) Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives, including those living in the same household as a Company employee.

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2. No Trading on Material, Non‑Public Information. If you are aware of any material information relating to the Company or any other company that has not been made available to the public for at least two full trading days, you (and your spouse and members of your family living in your household) must not trade directly or indirectly in the securities (or options, warrants or similar instruments related to such securities) of the Company or any other company, and you must not disclose such information to another person who may trade in such securities. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in the Company's stock starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in the Company's stock until Thursday. Please consult our Chief Financial Officer, Lauren Coleman, if you are uncertain when trading may commence following an announcement.

You should assume that information is material if a reasonable investor would consider the information to be important in deciding whether to buy, sell, or hold securities of the relevant company or if disclosure of such information would be likely to result in a change in the price of the traded securities. Examples of material information include facts concerning a potential business acquisition, internal information about revenues, earnings or other aspects of financial performance which departs in any way from what the market would expect based upon prior disclosures, projections of future earnings or losses or other earnings guidance, important business developments, the acquisition or loss of a major customer, a major change in management, or an important transaction. We emphasize that this list is merely illustrative.

Information should be considered non‑public if it is not generally available to the public for at least two full trading days. Whenever there is any doubt whether information concerning a company is material or non‑public, do not trade in the securities of such company.

3. Restricted Periods. Neither the Company nor any of its officers or directors may trade in any securities of the Company except during the 30‑trading‑day periods that begin two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly, No employee or consultant may trade in any securities of the Company during the period beginning 15 calendar days before the end of the quarter and ending two full trading days after the financial results for the quarter, or for the full year with respect to the fourth quarter, have been announced publicly. In addition, certain persons may, at the discretion of the Chief Financial Officer, Lauren Coleman, be prohibited from trading any securities of the Company even during the permitted trading periods.

4. Pre‑Clearance of Trades. All transactions in Company securities (including without limitation, acquisitions and dispositions of Company Stock, the exercise of stock options involving the sale of the Company securities and the sale of Company Stock issued upon exercise of stock options) by officers, directors, general managers and corporate personnel must be precleared by the Chief Financial Officer, Lauren Coleman.

5. No Tipping. Improper disclosure of non‑public information to another person who trades in the stock (so‑called "tipping") is also a serious legal offense by the tipper and a violation of the terms of the Company's policy. If you disclose information about our Company, or

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information about any other public company which you acquire in connection with your employment with Beasley, you may be fully responsible legally for the trading of the person receiving the information from you (your "tippee") and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non‑public information with family members, friends or others who might abuse the information by trading in the securities.

6. Questions about Particular Situations. Whenever any Company personnel are confronted with a situation where they have any questions as to what the result should be under these policies and procedures, they should consult immediately with the Chief Financial Officer, Lauren Coleman.

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